Exhibit 99.5

FORM OF BENEFICIAL OWNER ELECTION FORM

The undersigned acknowledge(s) receipt of your letter, sent in your capacity as record holder or nominee, and the enclosed materials referred to therein relating to the rights offering (“Rights Offering”) by Voltari Corporation (the “Company”) of subscription rights (“subscription rights” or “rights”) to purchase shares of common stock, par value $0.001 per share, of the Company (the “common stock”). Each subscription right includes a basic subscription right to purchase              shares of common stock and an over-subscription privilege.

Holders who exercise their basic subscription rights or over-subscription privilege to purchase less than 1,300,000 shares in this Rights Offering will pay a price of $             per whole share (the “ordinary subscription price”). Holders who exercise their basic subscription rights or over-subscription privilege to purchase 1,300,000 shares or more in this Rights Offering will pay a price of $             per whole share, (the “premium subscription price”). If a holder exercises its basic subscription rights or over-subscription privilege to purchase 1,300,000 shares or more in this Rights Offering, but such holder owns less than 33% of the Company’s issued and outstanding common stock following completion of this Rights Offering, the Company will refund to such holder, without interest or penalty, as soon as practicable following the closing of the Rights Offering, the difference between the premium subscription price and the ordinary subscription price with respect to the shares purchased by such holder in this Rights Offering.

In order to protect the Company from the loss of its net operating losses (“NOLs”) the Company reserves the right, in the sole discretion of its board of directors, to limit the number of shares that may be purchased in this Rights Offering by any subscriber who owned less than 4.95% of the Company’s common stock prior to this Rights Offering, if such purchase would result in such subscriber owning 4.95% or more of the Company’s common stock following the completion of this Rights Offering. For purposes of calculating the exercise limits in this Rights Offering, common stock owned by a subscriber includes common stock deemed to be owned by such subscriber under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), including common stock owned by:

•	any living spouse, child, grandchild, or parent;

•	if the subscriber is an entity, by any person that owns the subscriber;

•	any entity in which the subscriber holds an interest (in proportion to such interest); and

•	any person (other than the Company), if the subscriber holds an option to purchase the Company’s common stock or an interest in an entity that owns or is deemed to own the Company’s common stock, if such option was obtained from such person and would be treated as exercised under Section 382 of the Code.

Notwithstanding the foregoing, in the event any subscriber who owned less than 5.0% of the Company’s common stock prior to this Rights Offering purchased shares in the Rights Offering that resulted in such subscriber owning 5.0% or more of the Company’s common stock following the completion of this Rights Offering, such shares will be void ab initio unless the Company’s board of directors, in its sole discretion, consents to such issuance (such consent not to be implied by any inaction by the Company’s board of directors).

With respect to any instructions to exercise (or not to exercise) subscription rights, the undersigned acknowledges that this form must be completed and returned such that it will be received by you by 5:00 p.m., New York City time, the last business day prior to the scheduled expiration date of the Rights Offering, which is                     , 2015, unless the subscription period is further extended to a date no later than                  , 2015 by the board of directors of the Company.

This will instruct you whether to exercise subscription rights to purchase shares of common stock distributed with respect to the shares of common stock held by you for the account of the undersigned, pursuant to the terms and subject to the conditions set forth in the Prospectus.

Box 1.	☐	Please DO NOT EXERCISE SUBSCRIPTION RIGHTS for shares of common stock.
Box 2.	☐	Please EXERCISE SUBSCRIPTION RIGHTS for shares of common stock as set forth below:

•	No fractional shares of common stock will be issued in the Rights Offering. Fractional shares of common stock will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly.

	No. of Shares		Per Share Subscription Price		Payment
Basic Subscription Right*		X	$	=	$
Over-Subscription Privilege**		X	$	=	$
Total Payment Required:					$

*	Shares of common stock purchased pursuant to the basic subscription right may not be more than the number of subscription rights that the undersigned is entitled to exercise, subject to the exercise limits described above.
**	Shares of common stock purchased pursuant to the oversubscription privilege may be less than, equal to or greater than the number of shares the undersigned purchased as a result of exercising his or her basic subscription privilege, subject to the exercise limits described above and to the extent shares are available.

Box 3.	☐	By exercising subscription rights in this Rights Offering, the undersigned represents, acknowledges and agrees that:

•	The Company may limit the number of shares any subscriber may purchase (pursuant to the basic subscription right or over-subscription privilege) pursuant to the limitations set forth herein;

•	The Company may limit or refuse subscriptions from some subscribers and not others;

•	The Company may void and cancel the issuance of certain shares pursuant to the limitations set forth herein;

•	The undersigned will not own 33% or more of the Company’s issued and outstanding common stock following completion of this Rights Offering, unless the undersigned has paid the premium subscription price for all shares of the Company’s common stock that the undersigned purchased in this Rights Offering; and

•	Any purported exercise of rights in violation of the terms of this Rights Offering, including but not limited to the terms set forth in the subscription documents, will be void and of no force and effect.

Box 4.	☐	Please deduct payment from the following account maintained by you as follows:

Type of Account:

Account No.:

Amount to be deducted: $

Signature:

Name:

Title:

Date:	, 2015